Exhibit (g)(12)

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is made as of October 28, 2005, by and among the mutual fund portfolios from time to time parties thereto (each a “Borrower” and collectively, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Banks”) and PNC BANK, NATIONAL ASSOCIATION, as administrative agent for the Banks (in such capacity, the “Agent”).

BACKGROUND

A.           The Agent, the Banks and the Borrowers entered into a Credit Agreement, dated as of October 29, 2004 (as amended or modified prior to the date hereof, the “Credit Agreement”), pursuant to which the Banks have extended certain credit facilities to the Borrowers.

B.           The Agent, the Banks and the Borrowers desire to amend the Credit Agreement to extend the Expiry Date to October 27, 2006, to confirm the addition and deletion of certain mutual fund portfolios as Borrowers, and to make certain other modifications, all on the terms and subject to the conditions herein set forth.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1.            Terms. Capitalized terms used herein (including in the Background section above) and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

2.            Amendment to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a)   In order to reflect name changes and mergers of certain Borrowers, the existing Schedule I to the Credit Agreement is replaced in its entirety with the Schedule I attached hereto and from and after the date hereof, the mutual fund portfolios listed thereon shall be the Borrowers hereunder.

(b)   Section 1.03 is amended by deleting the two references therein to “12:00 Noon” and substituting therefor “2:00 P.M.”

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(c)   Section 1.04 is amended by deleting the reference therein to “2:00 P.M.” and substituting therefor “4:00 P.M.”

(d)   Section 2.01(a) is amended by deleting the reference therein to “0.075%” and substituting therefor “0.0725%.”

(e)   Section 7.01(a) is amended by deleting the reference therein to “75” and substituting therefore “120”.

(f)    The definitions of “Expiry Date”, “Maximum Swingline Amount” and “Swingline Expiry Date” are amended and restated to read in full as follows:

““Expiry Date” shall mean October 27, 2006.

“Maximum Swingline Amount” shall mean $100,000,000.

“Swingline Expiry Date” shall mean the Expiry Date.”

(g)   Schedule II to the Credit Agreement is hereby replaced with Schedule II attached hereto.

3.            Loan Documents. Except where the context clearly requires otherwise, all references to the Credit Agreement in any other document delivered to the Agent or the Banks in connection therewith (together with the Credit Agreement, the “Loan Documents”) shall be to the Credit Agreement as amended by this Agreement.

4.            Borrowers’ Ratification. The Borrowers agree that they have no defenses or set-offs against the Banks, the Agent or their officers, directors, employees, agents or attorneys, with respect to the Loan Documents, all of which are in full force and effect, and that all of the terms and conditions of the Loan Documents not inconsistent herewith shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms. Each Borrower hereby ratifies and confirms its obligations under the Loan Documents and agrees that the execution and delivery of this Agreement does not in any way diminish or invalidate any of its obligations thereunder except as modified hereby.

5.            Representations and Warranties. Each Borrower hereby represents and warrants to the Banks and the Agent that:

(a)   Except as otherwise previously disclosed to the Banks, the representations and warranties made in the Credit Agreement, as amended by this Agreement, are true and correct in all material respects as of the date hereof;

(b)   After giving effect to this Agreement, no Default or Event of Default under the Credit Agreement and no event which with the passage of time or the giving of notice or both could become a Default or an Event of Default, exists on the date hereof; and

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(c)   This Agreement has been duly authorized, executed and delivered so as to constitute the legal, valid and binding obligation of each Borrower, enforceable in accordance with its respective terms.

All of the above representations and warranties shall survive the making of this Agreement.

6.            Conditions Precedent. The effectiveness of the amendments set forth herein is subject to the fulfillment, to the satisfaction of the Agent and its counsel, of the following conditions precedent:

(a)   Each Borrower shall have delivered to the Agent the following, all of which shall be in form and substance satisfactory to the Agent and shall be duly completed and executed:

(i)	This Agreement;

(ii)          An Officers Certificate on behalf of the Borrowers in substantially the form of Exhibit A attached hereto with all attachments referred to therein; and

(iii)        An opinion of the Chief Legal Officer of the Investment Adviser in substantially the form of Exhibit B attached hereto.

(b)   Each of the Banks shall have executed and delivered to the Agent a counterpart of this Agreement.

(c)   The representations and warranties set forth in the Credit Agreement shall be true and correct in all material respects on and as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(d)   After giving effect to this Agreement, no Default or Event of Default and no event which, with the passage of time or the giving of notice, or both, would become such a Default or an Event of Default shall have occurred and be continuing as of the date hereof.

7.	Miscellaneous.

(a)   All terms, conditions, provisions and covenants in the Loan Documents and all other documents delivered to the Agent in connection therewith shall remain unaltered and in full force and effect except as modified or amended hereby. To the extent that any term or provision of this Agreement is or may be deemed expressly inconsistent with any term or provision in any Loan Document or any other document executed in connection therewith, the terms and provisions hereof shall control.

(b)   Except as expressly provided herein, the execution, delivery and effectiveness of this Agreement shall neither operate as a waiver of any right, power or remedy

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of the Agent or the Banks under any of the Loan Documents nor constitute a waiver of any Default or Event of Default thereunder.

(c)   This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements.

(d)   In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

(e)   This Agreement shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania.

(f)    This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)   The headings used in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AUTHORIZED OFFICER, on behalf of each Borrower

By: /s/ Robert F. Gunia

Name: Robert F. Gunia

Title: Vice President of Nicholas-Applegate Fund, Inc.

Vice President of all other entities

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent and as a Bank

By: /s/ Kirk Seagers

Name: Kirk Seagers

Title:	Vice President & Director

THE BANK OF NEW YORK, as a Bank

By: /s/ Michael Pensari

Name: Michael Pensari

Title:	Vice President

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SCHEDULE II

COMMITMENTS

Name of Bank	Revolving Credit Commitment	Swing Line Commitment
PNC Bank, National Association	$250,000,000	$100,000,000
The Bank of New York	$250,000,000	$0

TOTAL	$ 500,000,000	$100,000,000

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